Exhibit 99.1

GrowGeneration Signs Lease To Open GrowGeneration Boulder Continues Growth Plan

Denver, CO., Aug. 15, 2017 (GLOBE NEWSWIRE) --

August 15,2017

Denver, CO. August 15, 2017 /PRNewswire/ -- GrowGeneration Corp. (GRWG), GrowGeneration (“GrowGen” or the “Company”), one of the largest specialty retail hydroponic and organic gardening store chains, selling to both the commercial and home cannabis markets, with currently 9 locations in Colorado, 2 location in California, 1 location in Washington and 1 location in Las Vegas, NV., today announced that it has signed a 2-year lease in Boulder, CO for its 3rd store in the Denver Metro market. The Boulder location will serve as retail and warehouse location and will service the growing number of both commercial and home growers in the Boulder market. Further, the Company is in the process of consolidating its Castle Rock store with its Denver South store.

GrowGeneration Continues Aggressive Colorado Expansion

Colorado continues to present significant growth opportunities for GrowGen in the legal cannabis market. According to New Frontier Analytics, the Colorado market for both medical and adult-use cannabis will grow from $1.2B in 2016 to over $2.0B by 2020. Colorado now has over 750 licensed cultivation facilities throughout the state.

As reported by New Cannabis Ventures, GrowGeneration is the 3rd top revenue producing company in the U.S. Cannabis market and the fastest growing company in the 2nd quarter 2017. List includes only companies that file with the SEC.

U.S. Cannabis Market

Company	Stock	Quarter	Sales	Y/Y
Terra Tech	(OTCQX:TRTC)	6/30/2017	$6.05m	61%
Kush Bottles	(KSHB)	5/31/2017	$4.72m	103%
GrowGeneration	(GRWG)	6/30/2017	$4.11m	116%
CV Sciences	(CVSI)	6/30/2017	$4.08m	64%
GW Pharma	(GWPH)	6/30/2017	$3.14m	3%
Solis Tek	(SLTK)	3/31/2017	$2.90m	12%

GrowGen CEO Comments

Commenting on GrowGen’s expansion in Denver, Darren Lampert, Co-Founder and CEO, said, “Adding our 3rd store in the Denver/Boulder metro market solidifies GrowGen’s position as a significant supplier to the commercial cultivators in the Colorado market. Our new Boulder location was selected due to the over 50 commercial growers within the same zip code of our store location. We believe the Boulder store will generate over $1,000,000 within its first 12 months of operations.”

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 13 stores, which includes 9 locations in Colorado, 2 locations in California, 1 location in Nevada and 1 in Washington. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. According to New Frontier Data, the U.S. legal cannabis market was $6.6 billion in 2016 and is expected to reach $8.0 billion at the end of 2017. By 2025 the market is estimated to reach over $24 billion with a compound annual growth rate of 16%. GrowGeneration is a publicly-held company with a stock symbol GRWG. For more information, please visit our website at growgeneration.com.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:

Website: www.GrowGeneration.com

Facebook:GrowGenerationCorp

Michael Salaman

GrowGeneration

610-216-0057

michael@growgeneration.com